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                                                                   EXHIBIT 3a(i)

                             ARTICLES OF AMENDMENT

                                       OF

            The Chesapeake and Potomac Telephone Company of Maryland

                                   * * * * *

     The Chesapeake and Potomac Telephone Company of Maryland, a Maryland corporation having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST: The charter of the Corporation is hereby amended by striking Article First, paragraph 1, second sentence of the Articles of Incorporation, as heretofore amended, and inserting in lieu thereof the following:

The name of the corporation (which is hereinafter called the "Corporation") is Bell Atlantic - Maryland, Inc.

     SECOND: The board of directors of the Corporation on December 20, 1993, duly adopted a resolution in which was set forth the foregoing amendment of the charter, declaring that the said amendment of the charter as proposed was advisable and directing that it be submitted for action thereon by the stockholders of the Corporation.

     THIRD: That the said amendment has been consented to and authorized by the holder of all the issued and outstanding stock, entitled to vote, by a written consent given in accordance with the provisions of section 2-505 of Corporations and Associations Article of the Annotated Code of Maryland, and filed with the records of stockholders meetings.

     FOURTH: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.
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     IN WITNESS WHEREOF, The Chesapeake and Potomac Telephone Company of
Maryland has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on January 11, 1994.


                                     The Chesapeake and Potomac
                                     Telephone Company of Maryland



                                     By: \s\ Frederick D. D'Alessio
                                         --------------------------
                                         President


ATTEST:



By:  \s\ J.W. Sarver
     ---------------
     Secretary